Exhibit 10.37
2009 Management Incentive Plan
On April 22 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Clarient, Inc. (the “Company”) adopted the 2009 Management Incentive Plan (the “2009 Incentive Plan”) to provide cash incentives for the Company’s executive officers and certain other employees. The 2009 Incentive Plan is intended to assist the Company in attracting, retaining and motivating highly qualified and experienced managers. The 2009 Incentive Plan rewards corporate and individual performance with a goal of helping to align the total compensation of the participants with the interests of the Company’s stockholders.
Because the 2009 Incentive Plan is not set forth in any formal document, a general description outlining the 2009 Incentive Plan follows. Under the 2009 Incentive Plan variable cash incentives, if any, will be paid based on the achievement of specified corporate and individual objectives. The variable cash incentive component of each participant’s total compensation is based on a target amount. The amount of such compensation for executive officers will be determined based on the following factors: (i) 70% based on achievement of the Company’s financial objectives, (ii) 20% based on the achievement of corporate objectives, and (iii) 10% based on the achievement of certain leadership objectives, with a potential payout at target incentive levels of approximately $600,000. Non-officer variable compensation for 2009 will be determined based on the following factors: (i) 60% based on achievement of financial objectives, (ii) 30% based on the achievement of corporate objectives, and (iii) 10% based on the achievement of certain leadership objectives, with a potential payout at target incentive levels of approximately $800,000. The target incentive awards for officers range from 30% to 75% of salary compensation.
Each participant can earn up to 200% of their target based on very high achievement of these objectives established by the Committee. There is no mandatory minimum award payable under the 2009 Incentive Plan. Bonus awards are subject to the approval of the Committee and are based on a combination of total corporate performance and individual performance. The actual cash incentive paid to a participant in the 2009 Incentive Plan may be adjusted based upon the achievement of corporate and individual objectives and will be measured on a sliding scale basis (e.g. 50% achievement would result in payment of 50% of target incentives, 100% achievement would result in payment of 100% of target incentives and 200% achievement would result in payment of 200% of target incentives). The Committee, in its discretion, may award bonuses even if the 2009 Incentive Plan’s financial targets are not met.
The Board also approved the financial and the corporate objectives for the 2009 Incentive Plan. These financial objectives are based on achieving specified levels of improvement in revenue and in earnings before interest, tax, depreciation and amortization expense. The corporate objectives include specified individual business objectives, as well as certain company-wide objectives. These objectives include customer satisfaction, customer retention, certain project milestones, certain productivity metrics and maintaining regulatory compliance. Leadership objectives include maintenance of the Company’s performance culture, individual performance appraisals and evaluation of individual development plans. The incentives are earned over the course of fiscal year 2009 and are expected to be paid by March 15, 2010.